Exhibit 4.1

FIRST AMENDMENT TO SECOND AMENDED

AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is dated as of January 1, 2009, by and among THE DIXIE GROUP, INC., a Tennessee corporation ("Borrower"), FABRICA INTERNATIONAL, INC., a California corporation ("Fabrica"), BRETLIN, INC., a Georgia corporation ("Bretlin"), CANDLEWICK YARNS, INC., a Tennessee corporation ("Candlewick"), MASLAND CARPETS, LLC, a Georgia limited liability company ("Masland"; Fabrica, Bretlin Candlewick and Masland are collectively referred to herein as "Guarantors"), and BANK OF AMERICA, N.A., a national banking association  in its capacity as collateral and administrative agent ("Agent") for the financial institutions party from time to time ("Lenders") to the Loan Agreement (as defined below).

Recitals:

Borrower, Guarantors, Agent and Lenders are parties to a certain Second Amended and Restated Loan and Security Agreement dated October 24, 2008 (as at any time amended, modified, restated or supplemented, the "Loan Agreement"), pursuant to which Agent and Lenders have made certain revolving credit and term loans to Borrower.

Subject to the terms and conditions set forth herein, the parties desire to amend the Loan Agreement.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Definitions.  All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

2.

Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)

By deleting the first paragraph and the pricing grid contained in the definition of "Applicable Margin" in Appendix A to the Loan Agreement, and by substituting in lieu thereof the following new first paragraph and pricing grid:

Applicable Margin - a percentage equal to 2.00% with respect to Revolver Loans that are Base Rate Loans, 2.25% with respect to Revolver Loans that are LIBOR Loans, 2.50% with respect to each Term Loan Advance made or outstanding as a Base Rate Loan, 2.75% with respect to each Term Loan Advance made or outstanding as a LIBOR Loan, and 0.375% with respect to unused line fees payable to Lenders pursuant to Section 2.2; provided that, commencing January 1, 2009, the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, based upon the Leverage Ratio, as follows:

		Applicable Margin For:
Level	Leverage Ratio	Revolver Loans		Term Loan		Unused Line Fee
		Base Rate	LIBOR	Base Rate	LIBOR
I	Greater than 4.0 to 1.0	1.75%	2.75%	2.25%	3.25%	0.375%
II	If less than or equal to 4.0 to 1.0 but greater than 3.50 to 1.0	1.50%	2.50%	2.00%	3.00%	0.375%
III	If less than or equal to 3.50 to 1.0 but greater than 3.00 to 1.0	1.25%	2.25%	1.75%	2.75%	0.250%
IV	If less than or equal to 3.00 to 1.0	1.00%	2.00%	1.50%	2.50%	0.250%

(b)

By deleting the definitions of "Base Rate", "Federal Funds Rate" and "Prime Rate" in Appendix A to the Loan Agreement in their entirety, and by substituting in lieu thereof the following new definitions:

Base Rate - for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30-day interest period as determined on such day, plus 1.0%.

Federal Funds Rate - (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to BofA on the applicable day on such transactions, as determined by Agent.

Prime Rate - the rate of interest announced by BofA from time to time as its prime rate.  Such rate is set by BofA on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

3.

Ratification and Reaffirmation.  Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

4.

Acknowledgments and Stipulations.  Borrower acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the security interests and liens granted by Borrower in favor of Agent, for the benefit of Lenders, are duly perfected, first priority security interests and liens; and on and as of December 18, 2008, the unpaid principal amount of the Revolver Loans totaled $45,538,459.43, the unpaid principal amount of the Term Loan totaled $14,335,900 and the total amount of LC Obligations totaled $2,415,000.

5.

Representations and Warranties.  Borrower represents and warrants to Agent, to induce Agent to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

6.

Reference to Loan Agreement.  Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

7.

Breach of Amendment.  This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.

Conditions Precedent.  The effectiveness of the amendments contained in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)

Receipt by Agent of a counterpart of this Amendment duly executed by Borrower and each Guarantor and a counterpart of the Consent and Reaffirmation duly executed by each Guarantor; and

(b)

Receipt by Agent from Borrower and each Guarantor of a Secretary's Certificate of Resolutions duly executed by an officer of Borrower and such Guarantor in the form attached hereto as Exhibit A.

9.

Expenses of Agent.  Borrower agrees to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

10.

Effectiveness; Governing Law.  This Amendment shall be effective upon acceptance by Agent in Atlanta, Georgia (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

11.

Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.

No Novation, etc.  Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

13.

Counterparts; Telecopied Signatures.  This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

14.

Further Assurances.  Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

15.

Section Titles.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

16.

Release of Claims.  To induce Agent to enter into this Amendment, Borrower and each Guarantor hereby releases, acquits and forever discharges Agent, and all officers, directors, agents, employees, successors and assigns of Agent, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower or such Guarantor now has or ever had against Agent arising under or in connection with any of the Loan Documents or otherwise.  Borrower and each Guarantor represents and warrants to Agent that neither Borrower nor any Guarantor has transferred or assigned to any Person any claim that Borrower or such Guarantor ever had or claimed to have against Agent.

17.

Waiver of Jury Trial.  To the fullest extent permitted by Applicable Law, Borrower and each Guarantor waives (i) the right to trial by jury (which Agent hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower or such Guarantor may in any way be liable and hereby ratifies and confirms whatever Agent may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of Agent's remedies; (iv) the benefit of all valuation, appraisement and exemption laws; and (v) notice of acceptance hereof.  Borrower and each Guarantor acknowledges that the foregoing waivers are a material inducement to Agent's entering into this Amendment and that Agent is relying upon the foregoing waivers in its future dealings with Borrower and each Guarantor.  Borrower and each Guarantor warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel.  In the event of litigation, this Amendment may be filed as a written consent to a trial by the Court.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

ATTEST:

THE DIXIE GROUP, INC.

("Borrower")

/s/ Geoffrey G. Young

By: /s/ Gary A. Harmon

Assistant Secretary

Name: Gary A. Harmon

[CORPORATE SEAL]

Title: Vice President & CFO

ATTEST:

FABRICA INTERNATIONAL, INC.

("Guarantor")

/s/ Geoffrey G. Young

By: /s/ Gary A. Harmon

Assistant Secretary

Name: Gary A. Harmon

[CORPORATE SEAL]

Title: Vice President

ATTEST:

BRETLIN, INC.

("Guarantor")

/s/ Geoffrey G. Young

By: /s/ Gary A. Harmon

Assistant Secretary

Name: Gary A. Harmon

[CORPORATE SEAL]

Title: President

ATTEST:

CANDLEWICK YARNS, INC.

("Guarantor")

/s/ Geoffrey G. Young

By: /s/ Gary A. Harmon

Assistant Secretary

Name: Gary A. Harmon

[CORPORATE SEAL]

Title: President

ATTEST:

MASLAND CARPETS, LLC

("Guarantor")

/s/ Geoffrey G. Young

By: /s/ Gary A. Harmon

Assistant Secretary

Name: Gary A. Harmon

[SEAL]

Title: President

[Signatures continue on following page.]

      BANK OF AMERICA, N.A., as Agent

("Agent")

By: /s/ Robert B. H. Moore

Name: Robert B.H. Moore

Title:    SVP